Exhibit 99.(j)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information in Post-Effective Amendment No. 104 to the Registration Statement (Form N-1A, No 2-89729) of Morgan Stanley Institutional Fund Trust, and to the incorporation by reference of our report, dated November 23, 2011, on Balanced Portfolio, Core Fixed Income Portfolio, Core Plus Fixed Income Portfolio, Limited Duration Portfolio, and Mid Cap Growth Portfolio (five of the portfolios constituting Morgan Stanley Institutional Fund Trust) included in the Annual Report to Shareholders for the year ended September 30, 2011.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

April 23, 2012